--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     Between

                        BUSINESS SERVICES HOLDINGS, INC.

                                       and

                   WORLD FINANCIAL NETWORK HOLDING CORPORATION



                           Dated as of August 30, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                              PAGE
                                    ARTICLE I

                                   THE MERGER

SECTION 1.01  The Merger ....................................................   1
SECTION 1.02  Effect of the Merger ..........................................   1
SECTION 1.03  Consummation of the Merger ....................................   2
SECTION 1.04  Charter; By-Laws; Directors and
              Officers ......................................................   2
SECTION 1.05  Further Assurances ............................................   3


                                   ARTICLE II

                            CONVERSION OF SECURITIES

SECTION 2.01  Conversion of Common and Preferred
              Stock of BSI .................................................   3
SECTION 2.02  Stock Options, Warrants, Etc .................................   4
SECTION 2.03  Surrender and Exchange of Securities .........................   4
SECTION 2.04  Closing of Stock Transfer Books ..............................   5


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01  Representations and Warranties of
              BSI and WFN ..................................................   5


                                   ARTICLE IV

                                    COVENANTS

SECTION 4.01  Certain Covenants ...........................................   13
SECTION 4.02  Access to Information .......................................   14
SECTION 4.03  Other Agreements ............................................   14
SECTION 4.04  Notification of Certain Matters .............................   14
SECTION 4.05  Indemnification .............................................   14



                                    ARTICLE V

                       CONDITIONS PRECEDENT TO THE MERGER

SECTION 5.01  Conditions Precedent to the Merger ..........................   15


                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

SECTION 6.01  Termination and Abandonment .................................   17
SECTION 6.02  Effect of Termination .......................................   17


                                   ARTICLE VII

                                  MISCELLANEOUS

SECTION 7.01  Expenses, Etc ...............................................   17
SECTION 7.02  Publicity ...................................................   18
SECTION 7.03  Execution in Counterparts ...................................   18
SECTION 7.04  Notices .....................................................   18
SECTION 7.05  Waivers .....................................................   18
SECTION 7.06  Amendments, Supplements, Etc ................................   19
SECTION 7.07  Entire Agreement ............................................   19
SECTION 7.08  Applicable Law ..............................................   19
SECTION 7.09  Binding Effect, Benefits ....................................   19
SECTION 7.10  Assignability ...............................................   19
SECTION 7.11  Variation and Amendment .....................................   20


                                       ii

                         INDEX TO SCHEDULES AND EXHIBITS


SCHEDULE                         DESCRIPTION

3.01 (b)                   Subsidiaries
3.01 (c)                   Capitalization
3.01 (e)                   Effect of Agreements
3.01 (f)                   Financial Statements
3.01 (g)                   Certain Changes
3.01 (i)                   Litigation
3.01 (j)                   Labor Controversies
3.01 (l)                   Approvals
3.01 (m)                   Employee Benefit Plans
5.01 (e)                   Consents



EXHIBIT          SECTION  REF.            DESCRIPTION

   A                5.01(f)           Form of Amended and Restated Stockholders
                                      Agreement

   B                5.01(g)           Form of Securities Purchase Agreement

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1996, between BUSINESS SERVICES HOLDINGS, INC., a Delaware corporation ("BSI"), and WORLD FINANCIAL NETWORK HOLDING CORPORATION, a Delaware corporation ("WFN"). BSI and WFN are hereinafter sometimes referred to as the "Constituent Corporations" and WFN as the "Surviving Corporation".

          WHEREAS, BSI and WFN desire that BSI merge with and into WFN (the "Merger"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL"), with the result that WFN shall continue as the surviving corporation and the separate existence of BSI shall cease; and

          WHEREAS, BSI and WFN desire that at the Effective Time (as hereinafter defined) all issued and outstanding shares of Common Stock, $.01 par value ("BSI Common Stock"), and Preferred Stock, $1.00 par value ("BSI Preferred Stock"), of BSI (excluding shares held in the treasury of BSI) be converted into the right to receive fully paid and nonassessable shares of Common Stock, $.01 par value ("WFN Common Stock"), of WFN, as hereinafter provided; and

          WHEREAS, the respective Boards of Directors and stockholders of BSI and WFN have approved the Merger;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the Delaware GCL, BSI shall be merged with and into WFN, the separate existence of BSI shall cease, and WFN shall continue as the surviving corporation under the corporate name of "World Financial Network Holding Corporation".

          SECTION 1.02 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations (including, without limitation, the indebtedness evidenced by the 10% Subordinated Note due January 24, 2002 of BSI in the aggregate principal amount of $50,000,000 (the "Note")) shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. In connection with the foregoing, the Surviving Corporation shall, at the Effective Time (as hereinafter defined), in addition to such other actions as may be required in connection with the Merger, execute and deliver to the holder of the Note, in substitution therefore, a 10% Subordinated Note due January 24, 2002 of the Surviving Corporation having terms identical to those contained in the Note.

          SECTION 1.03 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed Certificate of Merger (the time of such filing being the "Effective Time").

          SECTION 1.04 CHARTER; BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Certificate of Incorporation of WFN as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof, the terms of the Amended and Restated Stockholders Agreement referred to in Section 5.01(f) hereof and as provided by the Delaware GCL. The By-Laws of the Surviving Corporation from and after the Effective Time shall be the By-Laws of WFN as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof, the terms of the Amended and Restated Stockholders Agreement referred to in Section 5.01(f) hereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL. The initial directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of WFN immediately prior to the Effective Time, in each case until their respective successors are duly elected and qualified.

          SECTION 1.05 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

          SECTION 2.01 CONVERSION OF COMMON AND PREFERRED STOCK OF BSI. By virtue of the Merger and without any action on the part of the holders of the capital stock of BSI, at the Effective Time all outstanding shares of the capital stock of BSI (excluding shares held in the treasury of BSI, which shall be cancelled as provided in paragraph (d) below) shall be converted into the right to receive fully paid and nonassessable shares of WFN Common Stock on the following basis:

          (a) BSI COMMON STOCK. Each share of BSI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive fully paid and nonassessable shares of WFN Common Stock, at the rate of one (1) share of WFN Common Stock for each share of BSI Common Stock.

          (b) BSI PREFERRED STOCK. Each share of BSI Preferred Stock issued and outstanding immediately prior to the Effective

Time shall be converted into the right to receive a number of fully paid and nonassessable shares of WFN Common Stock equal to the quotient derived by dividing:

          (i) an amount equal to the sum of (x) $100 (the liquidation value of each share of BSI Preferred Stock), plus (y) any accrued and unpaid dividends thereon through the Effective Time; by

          (ii) $1.00.

          (c) PREFERRED STOCK DIVIDENDS. At the Effective Time the obligations of BSI to pay accrued and unpaid dividends on the issued and outstanding shares of BSI Preferred Stock shall be cancelled.

          (d) TREASURY STOCK. Each share of capital stock of BSI that is held in the treasury of BSI shall be cancel led and retired at the Effective Time and no capital stock of WFN, cash or other consideration shall be paid or delivered in exchange therefor.

          SECTION 2.02 STOCK OPTIONS, WARRANTS. ETC. Each outstanding stock option, warrant or other right to purchase BSI Common Stock, whether or not then exercisable or vested, shall remain outstanding after the Effective Time and shall at the Effective Time, subject to the satisfaction of the vesting provisions and the payment of the exercise price thereof, be converted, subject to Section 2.03(c) hereof, into and become the right to purchase that number of shares of WFN Common Stock equal to the number of shares of BSI Common Stock that would have been issued if such option, warrant or other right had been exercised immediately prior to the Effective Time.

          SECTION 2.03 SURRENDER AND EXCHANGE OF SECURITIES. (a) At the Effective Time, each holder of an outstanding certificate or certificates that prior thereto represented shares of BSI Common Stock or BSI Preferred Stock shall surrender the same to WFN or its agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, without cost to it, the number of shares of WFN Common Stock into which the shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.01 hereof, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be cancelled by WFN.

          (b) If a holder of BSI Common Stock or BSI Preferred Stock has lost the certificate owned by such holder, then such holder shall submit an affidavit describing the lost certificate, the number of shares evidenced thereby and affirming the loss of that certificate in lieu of surrendering the lost certificate to

WFN, which shall deem such lost certificate cancelled. Until so surrendered, the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of BSI that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

          (c) At the Effective Time, each holder of an outstanding option or warrant to purchase shares of BSI Common Stock shall surrender the same to WFN or its agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, without cost to it, an option or warrant to purchase the number of shares of WFN Common Stock calculated as provided in
Section 2.02 hereof, and the option or warrant so surrendered in exchange shall forthwith be cancelled by WFN.

          (d) No certificates or scrip representing fractional shares of WFN Common Stock shall be issued upon the surrender for exchange of certificates held by stockholders of BSI and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of WFN.

          SECTION 2.04 CLOSING OF STOCK TRANSFER BOOKS. On and after the Effective Time there shall be no transfers on the stock transfer books of BSI of shares of capital stock of BSI that were issued and outstanding immediately prior to the Effective Time.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.01 REPRESENTATIONS AND WARRANTIES OF BSI AND WFN. Each of BSI and WFN (being hereinafter referred to, collectively, as the "Merger Parties" and, individually, as a "Merger Party") represents and warrants, only as to itself and its subsidiaries, to the other Merger Party as follows:

          (a) ORGANIZATION, POWER, ETC. (i) Such Merger Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification or licensing necessary (other than any such jurisdictions in which the failure to be so qualified would not, in the aggregate, have a material adverse effect on its business, properties or financial condition), and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its busi-ness as now being conducted and to execute, deliver and perform this Agreement.

          (ii) WFN has all requisite corporate power and authority to execute, deliver and perform the Amended and Restated Stockholders Agreement (as hereinafter defined) and to issue and deliver the shares of WFN Common Stock issuable upon the Merger at the Effective Time, as contemplated herein.

          (b) SUBSIDIARIES. Except as set forth in Schedule 3.01(b) hereto, in
Part I thereof in the case of BSI and in Part II thereof in the case of WFN, neither such Merger Party nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
(ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Except as set forth in Schedule 3.01(b), each subsidiary of such Merger Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 3.01(b), each such subsidiary is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business as now being conducted makes such qualification or licensing necessary (other than any such jurisdiction in which the failure to be so qualified would not, in the aggregate, have a material adverse effect on the business, properties or financial condition of such Merger Party and its subsidiaries, taken as a whole). All the outstanding shares of capital stock of such Merger Party's subsidiaries are validly issued, fully paid and nonassessable and are owned by such Merger Party or by a wholly-owned subsidiary of such Merger Party, free and clear of any liens, claims, charges or encumbrances, and there are no irrevocable proxies outstanding with respect to any such shares. For purposes of this Agreement, the term "subsidiary" shall mean any corporation or other business entity a majority of the outstanding voting stock of which is entitled to vote for the election of directors is at the time owned by such Merger Party and/or one or more other subsidiaries.

          (c) CAPITALIZATION. (i) The authorized capital stock of BSI consists of 34,000,000 shares of BSI Common Stock, $.01 par value, and 250,000 shares of BSI Preferred Stock, $1.00 par value, of which 28,571,429 shares of BSI Common Stock and 250,000 shares of BSI Preferred Stock are issued and outstanding, fully paid and nonassessable, and 1,503,759 shares of BSI Common Stock are reserved for issuance pursuant to an outstanding warrant to purchase BSI Common Stock.

          (ii) The authorized capital stock of WFN consists of 350,000,000 shares of WFN Common Stock, $.01 par value, of which 275,000,000 shares of WFN Common Stock are issued and outstanding, fully paid and nonassessable and 8,270,000 shares are reserved for issuance upon the exercise of outstanding options granted under the World Financial Network Holding Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan.

          (iii) Schedule 3.01(c) hereto, in Part I thereof in the case of BSI and Part II thereof in the case of WFN, contains a true and complete list of all the holders of shares of capital stock of such Merger Party and their respective share holdings, and all outstanding options, warrants, calls or other rights to subscribe for or purchase or acquire from such Merger Party, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire (i) any capital stock of such Merger Party or
(ii) any securities convertible into or exchangeable for any capital stock of such Merger Party. Except as set forth in Schedule 3.01(c), such Merger Party is not contractually obligated to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or options to acquire such stock and there are no agreements among the stockholders of such Merger Party regarding the voting of securities of such Merger Party.

          (d) AUTHORIZATION OF AGREEMENTS. ETC. (i) The execution, delivery and performance by such Merger Party of this Agreement and, in the case of WFN, the Amended and Restated Stockholders Agreement and the consummation by it of the transactions contemplated hereby and thereby, as the case may be, have been duly and effectively authorized by all requisite corporate and stockholder action. In furtherance of the foregoing, this Agreement has been duly approved and adopted by a unanimous vote of the Boards of Directors and stockholders of each of WFN and BSI. This Agreement constitutes, and the Amended and Restated Stockholders Agreement, when executed and delivered by WFN in accordance herewith, will constitute, the legal, valid and binding obligation of such Merger Party, enforceable against such Merger Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

          (ii) The issuance and delivery by WFN of the shares of WFN Common Stock issuable upon the consummation of the Merger at the Effective Time, as contemplated herein, have been duly and effectively authorized by all requisite corporate and stockholder action, and such shares, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable shares of WFN Common Stock. The issuance and delivery of the shares of WFN Common Stock under the circumstances contemplated by this Agreement are not subject to any preemptive rights of stockholders of WFN or to any right of first refusal or other similar right in favor of any person and are exempt from the registration requirements of the Securities Act of 1933.

          (e) EFFECT OF AGREEMENTS. Except as set forth in Section 3.01(e) hereto, the execution and delivery by such Merger Party of this Agreement and, in the case of WFN, the Amended and Restated Stockholders Agreement, and performance by it of its obligations hereunder and thereunder, as the case may be, will not violate, in any material respect, any provision of any statute or regulation, the Certificate of Incorporation or Bylaws of such Merger Party or any of its subsidiaries or any by-law, rule or regulation of MasterCard International, Inc., VISA U.S.A., Inc. and VISA International, Inc. or any order of any court or other agency of government, or any judgment, award or decree or any indenture, agreement or other instrument to which such Merger Party or any of its subsidiaries is a party, or by which such Merger Party or any of its subsidiaries or any of their respective properties or assets is bound, or conflict with in any material respect, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, or any agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the material properties or assets of such Merger Party and its subsidiaries, taken as a whole.

          (f) FINANCIAL STATEMENTS. (i) BSI has furnished to WFN: (A) the unaudited balance sheet of BSI's wholly-owned subsidiary BSI Business Services, Inc., a Delaware corporation ("Business Services"), and its subsidiaries as of January 28, 1995 and the related statement of income for the fiscal year then ended, (B) the unaudited balance sheet of Business Services and its subsidiaries as of December 2, 1995 and the related statements of income and cash flow for the period then ended and (C) the unaudited balance sheet of BSI and its subsidiaries as of July 27, 1996 and the related statements of income and cash flows for the six-month period then ended, certified by the principal financial officer of BSI.

          (ii) WFN has furnished to BSI: (A) the consolidated statements of condition of World Financial Network National Bank as of January 29, 1994 and January 28, 1995 and the related consolidated statements of income, stockholders' equity and cash flows, certified by Coopers & Lybrand, and (B) the consolidated balance sheet of WFN as of August 3, 1996 and the related statements of income and cash flows for the six-month period then ended, certified by the principal financial officer of WFN.

          (iii) All such financial statements of such Merger Party (including any related schedules and/or notes, if any) have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, except that such interim statements are subject to year-end adjustments (which consist of normal recurring accruals) and do not contain footnote disclosures and except that the financial statements of BSI subsequent to January 10, 1996 reflect the effects of purchase accounting. Except as set forth in Schedule 3.01(f) hereto, in Part I thereof in the case of BSI and Part II thereof in the case of WFN, such financial statements fairly present in all material respects the financial position of the applicable Merger Party and its subsidiaries as of their respective dates and present in all material respects the results of operations of the applicable Merger Party and its subsidiaries for the respective periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosure. Except (A) as set forth in the financial statements of such Merger Party and its subsidiaries, (B) as incurred in the ordinary course of business and consistent with past practice, or (C) as set forth in said
Schedule 3.01(f), such Merger Party and its subsidiaries have not incurred any material liabilities or obligations of any kind or nature, whether known or unknown (whether absolute, secured, contingent or otherwise) and whether due or to become due since July 27, 1996, in the case of BSI, and August 3, 1996, in the case of WFN.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in Schedule 3.01(g) hereto, in Part I thereof in the case of BSI and
Part II thereof in the case of WFN, since July 27, 1996, in the case of BSI, and August 3, 1996, in the case of WFN, neither such Merger Party nor any of its subsidiaries has:

          (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which, individually or in the aggregate, is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

          (ii) discharged or satisfied any lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

          (iii) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties with a value in excess of $100,000 (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

          (iv) transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

          (v) authorized, declared or paid any dividend or made any other distribution on or in respect of any class of its capital stock or established a record date for any of the foregoing;

          (vi) cancelled or compromised any debt or claim greater than $100,000 individually, other than in the ordinary course of business consistent with past practice;

          (vii) waived or released any rights of material value;

          (viii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks or copyrights or with respect to any know-how other than in the ordinary course of business consistent with past practice;

          (ix) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of such Merger Party or any of its subsidiaries or affiliates;

          (x) entered into any transaction, contract or commitment that, individually or in the aggregate, is material, except this Agreement and the transactions contemplated hereby and as permitted by Section 4.01 hereof;

          (xi) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) that affects in any material respect its ability to conduct its business; or

          (xii) suffered any material adverse change in its business, operations or financial condition.

          (h) ACQUISITION AGREEMENTS. (i) To the knowledge of BSI, (A) the representations and warranties of the parties contained in the Acquisition Agreement dated as of January 12, 1996 (the "BSI Acquisition Agreement") between BSI and JCP Telecom Systems, Inc. are true and correct in all material respects as if made at and as of the date hereof, except to the extent any such representation or warranty was expressly made as of a specified date, in which case, to the knowledge of BSI, such representation or warranty was true and correct in all material respects as of such date, and (B) the schedules to the BSI Acquisition Agreement were complete and accurate in all material respects as of the date of the BSI Acquisition Agreement and, except as set forth in the Schedules to this Agreement, since the closing under the BSI Acquisition Agreement nothing has come to the attention of BSI that would require any modification to or supplement of the schedules to the BSI Acquisition Agreement.

          (ii) To the knowledge of WFN, (A) the representations and warranties of the parties contained in the Stock Purchase Agreement, dated as of October 24, 1995 (the "WFN Acquisition Agreement"), among Limited Commerce Corp., a Delaware corporation ("Limited"), WFN and Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), are true and correct in all material respects as if made at and as of the date hereof, except to the extent any such representation or warranty was expressly made as of a specified date, in which case, to the knowledge of WFN, such representation or warranty was true and correct in all material respects as of such date, and (B) the schedules to the WFN Acquisition Agreement were complete and accurate in all material respects as of the date of the WFN Acquisition Agreement and, except as set forth in the Schedules to this Agreement, since the closing under the WFN Acquisition Agreement nothing has come to the attention of WFN that would require any modification to or supplement of the schedules to the WFN Acquisition Agreement.

          (i) LITIGATION. Schedule 3.01(i) hereto, in Part I thereof in the case of BSI and in Part II thereof in the case of WFN, sets forth, to such Merger Party's knowledge, a complete list and an accurate description of all actions, suits or proceedings involving claims relating to the business of such Merger Party or any of its subsidiaries by or against such Merger Party or any of its subsidiaries pending or threatened against such Merger Party or any of its subsidiaries or any of their respective divisions or other operating entities at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except for the matters set forth in said Schedule 3.01(i), (i) no such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, materially adversely affect the business, properties or financial condition or prospects of such Merger Party and its subsidiaries, taken as a whole, (ii) to such Merger Party's knowledge, there is no basis for any other such claim, action, suit, proceeding or investigation which, if adversely decided, would have such a material adverse effect, and (iii) there are no actions, suits, proceedings or claims pending before or by any court, arbitrator or government agency against or affecting such Merger Party or any of its subsidiaries that seek to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          (j) LABOR CONTROVERSIES. Neither such Merger Party nor any of its subsidiaries is a party to any collective bargaining agreement, and no such agreement is applicable to any employees of such Merger Party. There are not any controversies between such Merger Party or any of its subsidiaries and any of such employees that might reasonably be expected to materially adversely affect the conduct of the business of such Merger Party or any of its subsidiaries, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of such Merger Party, threatened relating to the business of such Merger Party or any of its subsidiaries. To the knowledge of such Merger Party, there are not any organizational efforts presently being made or threatened involving any of such employees. Except as set forth in Schedule 3.01(j), in Part I thereof in the case of BSI and in Part II thereof in the case of WFN, neither such Merger Party nor any of its subsidiaries has received written notice of any claim that such Merger Party or any of its subsidiaries has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that either such Merger Party or any of its subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          (k) COMPLIANCE WITH LAW. To the knowledge of such Merger Party, neither such Merger Party nor any of its subsidiaries is in default of any order of any court, governmental authority or arbitration board or tribunal to which such Merger Party or any of its subsidiaries is a party or is subject, and, to the knowledge of such Merger Party, each of such Merger Party and its subsidiaries is in substantial compliance with all material laws, ordinances, governmental rules or regulations to which it is subject and has all material licenses, registrations, qualifications, permits, franchises or other governmental authorizations necessary to its ownership of its assets or to conduct its business.

          (l) GOVERNMENTAL APPROVALS. Except as set forth in Schedule 3.01(1) hereto, in Part I thereof in the case of BSI and in Part 11 thereof in the case of WFN, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by such Merger Party of this Agreement or the consummation by such Merger Party of the transactions contemplated hereby.

          (m) EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 3.01(m), in Part I thereof in the case of BSI and in Part II thereof in the case of WFN, to the knowledge of such Merger Party, such Merger Party and each of its subsidiaries have been and currently are in compliance, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each employee benefit plan within the meaning of Section 3(3) of ERISA (a "Plan") maintained for the benefit of employees by such Merger Party or any of its subsidiaries or to which such Merger Party or any of its subsidiaries contributes or is required to contribute or in which any employee of such Merger Party or any of its subsidiaries participates. To the knowledge of such Merger Party, no event has occurred, and there exists no condition or set of circumstances which has resulted in, or which could result in, the imposition of any liability on such Merger Party or any of its subsidiaries under ERISA, the Code or other applicable law with respect to any Plan maintained for the benefit of employees of such Merger Party or any of its subsidiaries.

          (n) BROKER'S OR FINDERS' FEES. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such Merger Party directly with the other party hereto, without the intervention of any person on behalf of such Merger Party in such manner as to give rise to any claim by any person against the other parties hereto for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                                    COVENANTS

          SECTION 4.01 CERTAIN COVENANTS. During the period from the date of this Agreement to the Effective Time, each Merger Party will conduct its business and operations in the ordinary course consistent with past practice and use its reasonable efforts to preserve its relationships with business partners, suppliers, employees and customers. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of the other party hereto, each Merger Party will not do any of the things required to be disclosed in Section 3.01(g) above.

          SECTION 4.02 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, each Merger Party will afford to the representatives of the other party hereto reasonable access during normal business hours and after reasonable notice to the offices, facilities, books and records of such Merger Party and the opportunity to discuss the affairs of such Merger Party with officers and employees of such Merger Party familiar therewith. Such activities shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

          SECTION 4.03 OTHER AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

          SECTION 4.04 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other party hereto of (i) the occurrence, or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time and (ii) any failure of such party, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

          SECTION 4.05 INDEMNIFICATION. From and after the Effective Time, WFN shall indemnify and hold harmless each current and former director and officer of BSI against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BSI would have been permitted under its Certificate of

Incorporation and By-Laws as in effect on the date hereof to indemnify such person (and WFN shall advance expenses as incurred to the fullest extent permitted under BSI's Certificate of Incorporation and By-Laws as in effect on the date hereof, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification)

                                    ARTICLE V

                       CONDITIONS PRECEDENT TO THE MERGER

          SECTION 5.01 CONDITIONS PRECEDENT TO THE MERGER. The obligation of each Merger Party to effect the Merger is subject, at its option, to the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the other Merger Party contained in this Agreement or in any certificate or document delivered pursuant hereto shall be true and correct in all material respects on and as of the Effective Time as though made at and as of that date.

          (b) COMPLIANCE WITH COVENANTS. The other Merger Party shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) ALL PROCEEDINGS TO BE SATISFACTORY. All proceedings to be taken by the other Merger Party in connection with the transactions contemplated hereby and all documents incident there to shall be reasonably" satisfactory in form and substance to such Merger Party and its counsel, and such Merger Party and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

          (d) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a material adverse effect on the business, properties or financial condition or prospects of either Merger Party.

          (e) CONSENTS. The consents and actions set forth in Schedule 5.01(e) hereto shall have been obtained or consummated, as the case may be.

          (f) AMENDED AND RESTATED STOCKHOLDERS AGREEMENT. The stockholders of BSI and WFN shall have executed and delivered an Amended and Restated Stockholders Agreement, substantially in the form of Exhibit A hereto, amending and restating the Stockholders Agreement dated as of January 31, 1996 among WFN, Limited, WCAS VII and the several investors named in Annex I thereto.

          (g) SECURITIES PURCHASE AGREEMENT. The Company, Limited and the other parties thereto shall have executed and delivered the Securities Purchase Agreement substantially in the form of Exhibit B hereto.

          (h) SUPPORTING DOCUMENTS. On or prior to the Effective Time, each Merger Party and its counsel shall have received copies of the following supporting documents:

          (i) (1) copies of the Certificate of Incorporation of the other Merger Party and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the other Merger Party and listing all documents on file with said Secretary, and (3) confirmation from said Secretary as of the close of business on the next business day preceding the Effective Time as to the continued good standing of the other Merger Party and to the effect that no amendment to its Certificate of Incorporation has been filed since the date of the certificate referred to in clause (2) above; and

          (ii) a certificate of the Secretary or an Assistant Secretary of the other Merger Party dated the Effective Time and certifying: (1) that attached thereto is a true and complete copy of its By-laws as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of the resolutions adopted by its Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and the Merger and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that its Certificate of Incorporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (2) above; and (4) as to the incumbency and specimen signature of each of its officers executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

          All such documents shall be satisfactory in form and substance to such Merger Party and its counsel.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

          SECTION 6.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

          (a) by mutual action of the Boards of Directors of BSI and WFN; or

          (b) by either BSI or WFN, if the conditions set forth in Section 5.01 shall not have been complied with or performed in any material respect by the other Merger Party and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before October 31, 1996.

          SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 6.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve either party from liability for any willful breach hereof.

                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01 EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. BSI, on the one hand, and WFN, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

          SECTION 7.02 PUBLICITY. The parties hereto agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Each party shall furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained herein shall prevent either party from at any time furnishing any information required by any government authority.

          SECTION 7.03 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.04 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail, postage prepaid, as follows:

          If to WFN to:

              World Financial Network Holding Corporation
              4590 East Broad Street
              Columbus, Ohio 43213
              Attention:  General Counsel

          If to BSI to:

              Business Services Holdings, Inc.
              5001 Spring Valley Road
              Dallas, Texas 75244

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

          SECTION 7.05 WAIVERS. Either party hereto may, by written notice to the other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          SECTION 7.06 AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by both parties.

          SECTION 7.07 ENTIRE AGREEMENT. This Agreement, its Exhibits and Schedules, and the documents executed at the Effective Time in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. The representations and warranties contained in this Agreement shall not survive after the Effective Time.

          SECTION 7.08 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 7.09 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 7.10 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party hereto without the prior written consent of the other party hereto.

          SECTION 7.11 VARIATION AND AMENDMENT. This Agreement may be varied or amended at any time by action of the respective Boards of Directors of BSI or WFN, without action by the stockholders thereof, PROVIDED that no such variance or amendment shall, without consent of such stockholders, modify the consideration that the holders of shares of BSI Common Stock and BSI Preferred Stock shall be entitled to receive upon the Effective Time pursuant to Section
2.01 hereof and PROVIDED FURTHER that no such amendment or variation shall be agreed to by WFN unless any approvals required under the WFN Stockholders Agreement have theretofore been obtained.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                                WORLD FINANCIAL NETWORK HOLDING
                                                  CORPORATION


                                                By /s/ Ralph E. Spurgin
                                                  ------------------------------
ATTEST:

/s/ Illegible
----------------------------------

                                                BUSINESS SERVICES HOLDINGS, INC.



                                                By /s/ Anthony J. deNicola
                                                  ------------------------------

ATTEST:

/s/ Robert A. Minicucci
----------------------------------